Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 14, 2009, except for the effect of the one-for-three reverse stock split disclosed in Note 1, as to which the date is October 14, 2010, with respect to the consolidated financial statements and schedule of LTX-Credence Corporation included in its Annual Report (Form 10-K) for the year ended July 31, 2009, filed with the Securities and Exchange Commission and incorporated by reference in the joint proxy statement/prospectus of LTX-Credence Corporation and Verigy, Ltd. that is made a part of the Pre-Effective Amendment No. 2 to the Registration Statement (Form S-4 Nos. 333-171378 and 333-171378-01) of Verigy, Ltd. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 3, 2011